Exhibit 10.1
Date Given to Employee: November 13, 2017

SEPARATION, SEVERANCE AND GENERAL RELEASE AGREEMENT
This Separation, Severance and General Release Agreement ("the “Agreement") is between Dennis McWilliams (“Employee”) and Apollo Endosurgery, Inc. (the “Company”).
WHEREAS:

a)	Employee has been employed by Company pursuant to an employment agreement, dated June 1, 2006, as amended (the “Employment Agreement”);

b)	Employee has voluntarily resigned, effective November 13, 2017 (“Separation Date”); and

c)	The parties desire to settle all claims and issues between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment.
THEREFORE:
For mutual consideration the adequacy and sufficiency of which is acknowledged by the parties, the parties agree as follows:
1.Severance Benefits.
The Company will pay to Employee a total of $175,000, less applicable withholding. Such amount represents six (6) months’ worth of Employee’s base salary. The payment will be made in a lump sum, in accordance with the Company’s normal payroll procedures, within 7 business days following the Effective Date provided that Employee has not revoked this Agreement. In the event that Employee breaches this Agreement or the Non-Competition Agreement (as defined later), the Company may, at its sole election, choose to rescind this Agreement in which case Employee must also pay back to the Company any severance benefit Employee has received under this Agreement. Any existing equity awards previously granted to Employee shall continue to vest until January 15, 2018.
2.Health Insurance; COBRA Rights.
Current healthcare benefits will continue through the end of November 2017. As required by law, Employee will be offered the opportunity to elect continuation of coverage under the group medical plan(s) of the Company. Employee will be provided with the appropriate notices and election forms for this purpose. The existence and duration of Employee’s continuation rights and/or the continuation rights of any of Employee’s eligible dependents will be determined in accordance with the law.
If Employee timely elects group health insurance coverage under COBRA and does not revoke this Agreement, the Company will pay Employee’s monthly COBRA premiums (including the cost of coverage for Employee’s dependents if enrolled) through the earliest of the following (i) July 31, 2018; (ii) the date that Employee becomes eligible for group health insurance coverage through a new employer; or (iii) the date that Employee is no longer eligible for COBRA coverage. Employee must provide prompt written notice to the Company if Employee becomes eligible for group health insurance coverage through a new employer before July 31, 2018. The payments under this section will begin after the Effective Date. No Other Entitlements.
As of the Separation Date, Employee acknowledges that Employee will no longer be entitled to any other benefits, payments, or contributions from the Company other than those specifically provided for in this Agreement.
3.Earned Compensation.
Employee specifically acknowledges that, as of the date of Employee’s execution of this Agreement, Employee has received all wages, employment compensation, PTO, and reimbursements to which Employee is entitled through and including the Separation Date.
4.Non-Admission.
The Parties understand and agree that this Agreement does not represent any admission of liability or misconduct by any person or entity for any purpose.
5.Release.

(a)	General Release.
Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their past and present employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, Employee’s separation from Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, but not limited to alleged violations of Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Lily Ledbetter Fair Pay Restoration Act of 2009, the Employee Retirement Income Security Act, Sections 1981-1983 of Title 42 of the United States Code, the Worker Adjustment and Retraining Notification Act, the Texas Labor Code, as well as any claims under local statutes and ordinances that may be legally waived and released, and/or any other federal, state, or local law (statutory, regulatory or otherwise) that may be legally waived and released, and claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation and severance allowances or entitlements, wrongful discharge, all claims for fraud, slander, libel, defamation, disparagement, intentional infliction of emotional distress, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, negligence, breach of contract, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, and all claims for monetary recovery, including, without limitation, attorneys' fees, experts'

fees, medical fees or expenses, costs and disbursements. Employee expressly waives any claims he may have with regard to his Employment Agreement, including without limitation any claim of severance.

(b)	Waiver of Recovery.
Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether local, state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

(c)	Nonwaivable Claims.
The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies. However, Employee hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation. The parties also acknowledge that this general release is not intended to bar claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable. However, the parties agree that McWilliams’s expert consulting or other professional activities taken on outside of his employment with Company would not be covered by any indemnity or insurance agreement between McWilliams and the Company.

(d)	Discovery of Additional Facts.
Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

(e)	Complete Release.
Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

6.ADEA Provisions.
Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  The Parties agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Employee is already entitled.  Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney before executing this Agreement; (b) Employee has at least 21 days to consider this Agreement; (c) Employee has at least seven days following the execution of this Agreement to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired and no revocation has been made.  Revocation can be made by delivering a written notice of revocation to Brian Szymczak by mail, fax, or email at brian.szymczak@apolloendo.com, at the Austin office location, such that Mr. Szymczak receives such revocation before midnight, CST on the seventh day after Employee’s signature below. Assuming that no revocation is made, the Effective Date of this Agreement is the eighth day after Employee’s signature below (“Effective Date”). Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
7.Representations and Acknowledgements.
Employee represents to each of the Releasees that at no time before Employee’s execution of this Agreement has Employee filed or caused or permitted the filing of any charge, claim or action of any kind, nature and character whatsoever, which Employee may now have or has ever had against any of the Releasees that is based in whole or in part on any matter released above.
8.Non-Disparagement.
Employee agrees that Employee will not disparage the Company or any of the Releasees, or any of their respective officers, directors, employees, products or services.
9.No Future Employment with Company.
Employee represents that Employee does not desire re-employment with Company, and hereby expressly waives any and all rights, if any, that Employee may have to employment or consideration for employment with Company.

10.Confidentiality and Return of Company Property.
Employee understands and agrees that as a condition of receiving the severance benefits, all Company property must be returned to Company within 10 days of the Separation Date or upon such other date as directed by the Company in writing. By signing this Agreement, Employee represents and warrants that Employee will return all Company property, data and information belonging to Company, including all technical data, marketing materials, customer lists, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers, documents or information, including but not limited to confidential information in Employee’s possession or control. Further, Employee represents, warrants, and agrees that Employee shall retain no copies thereof, including electronic copies and will not disclose such information to any third party. Employee agrees Employee will not use or disclose to others any confidential or proprietary information of Company or the Released Parties in accordance with Employee’s obligations under the Non-Competition Agreement.
11.Non-Competition.
The Parties acknowledge the Covenant of Non-Competition existing in the Invention, Confidential Information and Non-Competition Agreement entered between the Company and Employee September 1, 2006 (the “Invention Agreement”). The Parties agree to waive Employee’s specific non-competition obligations under the Invention Agreement after July 31, 2018. With respect to the non-competition covenant in Section 7 of the Invention Agreement the parties acknowledge and agree that the Employee is required to request a formal waiver from the Company releasing him prior to July 31, 2018 from his non-compete obligations in the Innovations Agreement.
12.Arbitration
Any disputes arising from this Agreement shall be resolved through final, binding, and confidential arbitration in Austin, Texas before an arbitrator mutually selected by the parties. In the event the parties cannot agree on an arbitrator, then each party shall select an arbitrator, both of whom shall select a third arbitrator and the matter will be submitted to a three-arbitrator panel. Cost shall be equally split by the parties during the course of the arbitration, but after hearing all evidence, the arbitrator may alter that percent of split of cost between the parties as part of the arbitrator’s final decision.
13.Third Party Beneficiaries.
As third-party beneficiaries of this Agreement, the Releasees (or any of them) will be entitled to enforce this Agreement in accordance with its terms in respect of the rights granted to such Releasees. There are no other third-party beneficiaries to this Agreement.
14.No Precedential Effect.
By entering into this Agreement, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application irrespective of any similarity in facts or circumstances involving such other employee, on the one hand, and Employee, on the other hand.
15.Entire Agreement.
This Agreement contains the entire agreement between the parties with respect to the subject matter set forth in this Agreement, and supersedes and preempts all other agreements and obligations between the parties. The terms and conditions of this Agreement are contractual and not a mere recital. No part of this Agreement may be changed except in writing executed by the parties. The parties acknowledge and agree that Employee has certain continuing obligations as contained in the Invention, Confidential Information and Non-Competition Agreement, dated September 1, 2006 (“Non-Competition Agreement”). The parties acknowledge and agree that this Agreement does not affect any of Employee’s obligations and responsibilities in the Non-Competition Agreement.
16.Choice of Law.
This Agreement will be interpreted in accordance with the laws of the State of Texas, without reference to its conflicts of laws principles.
17.Headings.
Any titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date of the last signature affixed below.
READ CAREFULLY BEFORE SIGNING
I have read this Agreement and have had adequate opportunity for review prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Releasees.

DENNIS MCWILLIAMS

Dated:	November 15, 2017	/s/ Dennis McWilliams

APOLLO ENDOSURGERY, INC.

Dated:	November 15, 2017	Mary League
Name: Mary League
Title: Vice President of Human Resources